Contact:	Lamar Cox
Acting Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP REPORTS
RECORD FIRST QUARTER ASSETS, LOANS AND DEPOSITS
First Quarter Net Income - $1.37 Million

FRANKLIN, Tenn. – (April 29, 2008) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today reported record assets, loans and deposits for the first quarter ended March 31, 2008.  Net income was $1.37 million, or $0.28 per diluted share, for the first quarter of 2008, compared with $1.4 million, or $0.29 per diluted share, in the first quarter of 2007.

 “Tennessee Commerce reported strong loan growth across all major customer segments during the first quarter,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “We continue to benefit from our focus on the business customer and our diversification across markets. We added almost $70 million in net new loans and sold an additional $7.6 million in loans during the first quarter.   Our net loans grew almost 47% to $853.9 million since the first quarter of 2007.

 “We are very positive about continued growth opportunities in the business banking market.  We plan to add new loan production offices in key markets that will leverage our expanded infrastructure. Our strategy is to concentrate on markets that fit our business model and where we can hire seasoned banking professionals that share our cultural and professional values.

“We launched a loan production office in Minneapolis during the first quarter and plan to open a loan production office in Atlanta next quarter.  Additionally, we expanded the staff in our loan production office in Birmingham during the first quarter as a result of their continued success serving customers in northern Alabama.  We are excited about these new markets and expect them to contribute to Tennessee Commerce reaching $1 billion in assets by mid-year,” continued Mr. Sapp.

First Quarter Highlights

●Total assets rose 44.1% to $964.4 million
●Net loans increased 46.4% to a record $853.9 million
●Asset quality remained strong with a 1.28% loan loss reserve to loans
●Total deposits increased 42.7% to a record $861.5 million
●Operating efficiency ratio was 51.9%, one of the best in the industry
●Net interest income increased 33.6% to $7.5 million
●Net interest margin was 3.30%
●Gain on sale of loans was $566,000

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TNCC Reports Record First Quarter Assets, Loans and Deposits

April 29, 2008

“We increased our investment in key personnel and premises since last year to support our continued growth,” continued Mr. Sapp.  “We are enthusiastic about expansion opportunities in select markets and the ability to attract seasoned personnel to our lending team in these markets.  We believe our focus on expanding through select loan production offices will also benefit our operating efficiency compared with an expensive branch network.”

First Quarter Results

Interest income rose 34.8% to $17.5 million, up from $13.0 million in the first quarter of 2007.  The growth in interest income was due to a 47.4% increase in average loans to $825.6 million for the first quarter of 2008. Net interest income rose 33.6% to $7.5 million in the first quarter of 2008 compared with $5.6 million in the first quarter of 2007.  The growth in net interest income was due to an increase in loans offset somewhat by a decline in net interest margin.  Net interest margin was 3.30% in the first quarter of 2008 compared with 3.62% in the first quarter of 2007.  The 32 basis point decline in net margin was negatively affected by the 200 basis point decrease in the Fed funds rate during the first quarter of 2008.

“We expect our net margin to improve in the second quarter as higher-cost CDs mature,” continued Mr. Sapp.  “Approximately 22% of our fixed rate CDs will reprice half-way through the second quarter at substantially lower rates.  In addition, another 22% will reprice during the third quarter, providing us with additional opportunities to build our net margin.”

Tennessee Commerce’s provision for loan losses was $1.6 million in the first quarter of 2008, up from $1.5 million in the first quarter of last year.  The increase was due primarily to growth in loans, offset by an improved ratio of charge-offs and improved ratio of non-performing loans to total loans. The allowance for loan losses was 1.28% of loans for the first quarter of 2008 compared with 1.31% in the year prior period.

“Our credit quality remained solid in the first quarter,” stated Mr. Sapp.  “We believe our strong local economy and diversification across a range of business accounts has benefited our loan quality.  We have no sub-prime loans, and real estate loans represented only 37.3% of our total loan portfolio.  We believe our reserves are adequate based on these factors.”

Non-interest income declined to $527,000 compared with $822,000 in the first quarter of 2007 primarily due to reduced loan sales in 2008 compared with the first quarter of 2007.  Gain on sale of loans declined 30.7% to $566,000 compared with $817,000 in the first quarter of 2007.  The principle balance on loans sold in the first quarter of 2008 was $7.6 million compared with $31 million in the first quarter of 2007. The 2007 loan sales included approximately $25 million of loan participations.  There were no comparable loan participations in the first quarter of 2008 due to timing differences and the bank’s increased lending capacity compared with the prior year.  Demand for loan sales remains strong with the Company’s correspondent banks.

Non-interest expenses rose to $4.1 million compared with $2.6 million in the first quarter of 2007.  The majority of the increase was due to higher salaries as new personnel were added to support the Company’s continued growth in lending and support positions. Professional fees also increased in the first quarter of 2008 as a result of increased compliance and audit costs related to the Company’s being subject to the provisions of the Sarbanes-Oxley Act for the first time.

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TNCC Reports Record First Quarter Assets, Loans and Deposits

April 29, 2008

“We continued to add new personnel during the first quarter, both in lending and support positions,” continued Mr. Sapp.  “We believe these additions are an important part of sustaining our growth in the future.  Our business banking model remains very efficient and contributed to our excellent efficiency ratio of 51.9% in the first quarter.  Our asset to employee ratio was $15.1 million at the quarter’s end, over four times higher that the average for other Tennessee banks.”

Net income was $1.38 million, or $0.28 per diluted share, compared with $1.4 million, or $0.29 per diluted share, in the first quarter of last year.  The decrease in net income was due to reduced margins, lower loan sales and higher non-interest expenses compared with the first quarter of 2007.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period or by the use of forward-looking terminology, such as “expect,” “anticipate,” “believe,” “estimate,” “foresee,” “may,” “might,” “will,” “intend,” “could,” “would,” “plan,” “forecast” or future or conditional verb tenses and variations or negatives of such terms.  These forward-looking statements include, without limitation, those relating to the impact of our diversified customer base and focus on business accounts on our growth in 2008, our achieving $1 billion in assets during 2008 and the impact of a decreased federal funds rate on our loan demand and our customers’ business.

We caution you not to place undue reliance on the forward-looking statements contained in this news release because actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, changes in economic conditions, competition for loans, mortgages and other financial services and products, changes in interest rates, concentrations within our loan portfolio, our ability to maintain credit quality, the effectiveness of our risk monitoring systems, changes in consumer preferences, the ability of our borrowers to repay loans, changes in our operating strategy, our ability to meet regulatory capital adequacy requirements, our ability to attract, train and retain qualified personnel, any geographic concentration of our assets, our ability to operate and integrate new technology, our ability to provide market competitive products and services, our ability to diversify revenue, our ability to fund growth with lower cost liabilities, laws and regulations affecting financial institutions in general and other factors detailed from time to time in our press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances or results that occur after the date of this news release.

Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

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TNCC Reports Record First Quarter Assets, Loans and Deposits

April 29, 2008
TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2008 (UNAUDITED) AND DECEMBER 31, 2007

(dollars in thousands except share data)

	March 31, 2008	December 31, 2007
ASSETS
Cash and due from financial institutions	$5,977	$5,236
Federal funds sold	27	9,573
Cash and cash equivalents	6,004	14,809
Securities available for sale	72,048	73,753
Loans	864,948	794,322
Allowance for loan losses	(11,034)	(10,321)
Net loans	853,914	784,001
Premises and equipment, net	1,434	1,413
Accrued interest receivable	6,360	5,901
Restricted equity securities	1,349	938
Deferred tax asset	—	—
Income tax receivable	1,028	1,886
Other assets	22,298	17,452
Total assets	$964,435	$900,153

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$20,845	$27,427
Interest-bearing	840,704	787,626
Total deposits	861,549	815,053
Federal funds purchased	16,175	2,000
Accrued interest payable	2,673	2,292
Short-term borrowings	9,500	7,000
Accrued Bonuses	629	1,700
Long-term subordinated debt	8,248	8,248
Deferred tax liabilities	139	139
Other liabilities	593	600
Total liabilities	899,506	837,032
Shareholders’ equity
Preferred stock, no par value. Authorized 1,000,000 shares; none issued	—	—
Common stock, $0.50 par value. Authorized 10,000,000 shares at March 31, 2008 and at December 31, 2007; issued and outstanding 4,731,696 at March 31, 2008 and 4,724,196 at December 31, 2007	2,366	2,362
Additional paid-in capital	45,110	45,024
Retained earnings	16,801	15,426
Accumulated other comprehensive loss	652	309
Total shareholders’ equity	64,929	63,121

Total liabilities and shareholders’ equity	$964,435	$900,153

Note: The balance sheet presented above at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

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TNCC Reports Record First Quarter Assets, Loans and Deposits

April 29, 2008
TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

 (dollars in thousands except share data)
	Three Months Ended March 31,
	2008	2007
Interest income
Loans, including fees	$16,382	$12,099
Securities	1,033	764
Federal funds sold	71	108
Total interest income	17,486	12,971
Interest expense
Deposits	9,744	7,226
Other	280	160
Total interest expense	10,024	7,386

Net interest income	7,462	5,585
Provision for loan losses	1,600	1,500
Net interest income after provision for loan losses	5,862	4,085
Non-interest income
Service charges on deposit accounts	24	61
Securities gains (losses)	30	10
Gain on sale of loans	566	817
Other	(93)	(66)
Total non-interest income	527	822
Non interest expense
Salaries and employee benefits	2,284	1,472
Occupancy and equipment	360	268
Data processing fees	285	226
Professional fees	375	238
Other	840	411
Total non-interest expense	4,144	2,615
Income before income taxes	2,245	2,292
Income tax expense	870	886
Net income	$1,375	$1,406
Earnings per share (EPS):
Basic EPS	$0.29	$0.31
Diluted EPS	0.28	0.29
Weighted average shares outstanding:
Basic	4,729,718	4,480,289
Diluted	4,890,711	4,827,045

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TNCC Reports Record First Quarter Assets, Loans and Deposits

April 29, 2008

TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS

(Dollars in thousands except ratios and share data)

	2008	2007	% Change
For the Quarter ending 3/31
Earnings:
Net Interest Income	$7,462	$5,585	33.61%
Non-Interest Income	527	822	-35.89%
Provision for Loan Losses	1,600	1,500	6.67%
Operating Expense	4,144	2,615	58.47%
Operating Income	2,245	2,292	-2.05%
Applicable Tax	870	886	-1.81%
Net Income	$1,375	$1,406	-2.20%

At March 31
Total Assets	$964,435	$669,174	44.12%
Net Loans	853,914	583,487	46.35%
Earning Assets	925,989	645,864	43.37%
Allowance for Loan Losses	11,034	7,758	42.23%
Deposits	861,549	603,841	42.68%
Shareholders' Equity	$64,929	$53,494	21.38%

Total Shares Outstanding	4,731,696	4,495,024	5.27%

Significant Ratios – 1st quarter
Net Interest Margin	3.30%	3.62%
Return on Average Assets *	0.59%	0.88%
Return on Average Equity *	8.65%	10.78%
Efficiency Ratio	51.87%	40.81%
Net Charge Offs/ Loans	0.42%	0.50%
Non-Performing Assets/ Loans	0.93%	1.08%
Loan Loss Reserve/ Loans	1.28%	1.31%
Basic Earnings per Share	$0.29	$0.31	-6.45%
Diluted Earnings per Share	$0.28	$0.29	-3.45%

* annualized

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TNCC Reports Record First Quarter Assets, Loans and Deposits

April 29, 2008

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(UNAUDITED)

	March 31, 2008			March 31, 2007
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$825,558	$ 16,382	7.98%	$ 560,168	$12,099	8.76%
Securities:
Taxable	76,070	1,033	5.51%	58,140	764	5.27%
Federal funds sold and other	8,024	71	3.56%	7,406	108	5.91%
Total interest-earning assets	909,652	$ 17,486	7.74%	625,714	$12,971	8.40%
Nonearning assets	29,922			19,560
Total assets	$939,574			$ 645,274

Interest-bearing liabilities:
Interest-bearing deposits	$827,232	$ 9,744	4.74%	$ 560,863	$7,226	5.23%
Federal funds purchased	3,939	30	3.06%	1,455	21	5.85%
Subordinated debt	15,413	250	6.52%	8,248	139	6.83%
Total interest-bearing liabilities	846,584	10,024	4.76%	$ 570,566	7,386	5.25%
Noninterest bearing deposits and other liabilities	29,024			22,561
Stockholders’ equity	63,966			52,147
Total liabilities and equity	$939,574			$ 645,274
Net interest income		$ 7,462			$5,585
Net interest spread (1)			2.98%			3.15%
Net interest margin (2)			3.30%			3.62%

(1)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

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